Exhibit 99.1

Aimco Acquires 100% Ownership of Palazzo Properties

DENVER, CO, JULY 5, 2017 — Apartment Investment and Management Company (“Aimco”) (NYSE:AIV) today announced that it acquired the 47% interest in the Palazzo joint venture owned by institutional investors advised by J.P. Morgan Asset Management for $451.5 million.

Aimco now owns 100% of the three Palazzo communities: Palazzo at Park La Brea, a 521 apartment home community; Palazzo East, a 611 apartment home community; and Villas at Park La Brea, a 250 apartment home community. The communities are well located in the mature Mid-Wilshire district of Los Angeles and benefit from their central location to employment centers—two miles from Beverly Hills, Hollywood and Century City, and six miles in opposite directions from both Downtown LA and Santa Monica.

“First, I want to thank J.P. Morgan for our highly successful partnership over the past decade. Second, we are glad of the opportunity to re-acquire 100% ownership of the three Palazzo properties. We know them well having contracted for their construction 15 years ago and having operated them ever since,” said Aimco Chairman and CEO Terry Considine.

“We appreciate the Mid-Wilshire submarket with its highly educated and high income customers who value the proximity to transportation, job centers, and upscale retail, including The Grove, literally across the street…and where we can see clearly that future development is increasingly difficult. We expect to continue the operation of the properties and to redevelop each, over time and at the right time, to serve different and distinctive market segments.”

The acquisition was funded by taking title subject to existing allocable debt of $140.5 million and by payment of $311 million in cash proceeds funded with bank borrowings pending the sales of properties located in Rhode Island, Virginia, Maryland, and New Jersey. This leverage neutral paired trade transaction is expected to result in a 150 basis points higher free cash flow internal rate of return, to increase Aimco average monthly revenue per apartment home by $65, and to shift capital from submarkets with lower revenue growth prospects to a submarket with higher rent growth and higher margins.

Palazzo Acquisition Analysis:

QUALITY COMPARISON	Palazzo	Avg. of Property Sales to Fund Acquisition		Acquisition v. Property Sales
Age	12 years	34 years	-	22
Average revenue per apartment home	$3,525	$1,300	+	$2,225
Median home values (1)	$1,000,000	$280,000	+	$720,000
FINANCIAL COMPARISON
10-Year FCF IRR (2)	8.1%	6.6%	+	150 bps
10-Year avg. annual revenue growth rate (3)	3.4%	2.6%	+	80 bps
NOI yield	4.2%	6.2%	-	200 bps
FCF yield (2)	4.1%	5.4%	-	130 bps
NOI margin	71%	64%	+	700 bps
FCF margin (2)	68%	56%	+	1200 bps

(1)	Source: ESRI, one mile radius
(2)	FCF assumes annual capital replacements spending of $1,200 per apartment home for the communities acquired and sold
(3)	Source: REIS

About Aimco

Aimco is a real estate investment trust focused on the ownership and management of quality apartment communities located in select markets in the United States. Aimco is one of the country’s largest owners and operators of apartments, with ownership interests in 188 communities in 22 states and the District of Columbia. Aimco common shares are traded on the New York Stock Exchange under the ticker symbol AIV, and are included in the S&P 500. For more information about Aimco, please visit our website at www.aimco.com.

Contact:

Investor Relations (303) 793-4661

Investor@aimco.com

Lynn Stanfield

Sr. Vice President, Finance